Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ANNOUNCES DELAY IN ANALYSIS OF BIOCOMPARABILITY DATA REQUIRED FOR REGULATORY SUBMISSION

Buffalo, NY - August 6, 2018 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported that the company has received vendor notification of delays in analytical analyses of a formulation biocomparability study required for the Company's regulatory submissions. These delays oblige CBLI to withdraw the entolimod Marketing Authorization Application (MAA) that the company had previously submitted to the European Medicines Agency (EMA) because a complete response to certain questions raised by the EMA cannot be prepared in the timeframe required by the EMA review process. Because the review by the United States Food and Drug Administration (FDA) of the company’s pre-Emergency Use Authorization application does not take place on strict timelines, entolimod’s review status with the FDA is unaffected.
Upon receipt of the vendor notification regarding the delays, the company informed the EMA of the MAA withdrawal. The company is working with the vendor to resolve the issues leading to the delayed analyses of the biocomparability study. While that work is ongoing, company personnel remain blinded to the study data.
Ann Hards, Ph.D., Executive Vice President of Regulatory Affairs, commented, “In reviewing the MAA, the EMA required that CBLI provide information regarding the biocomparability of the entolimod formulation used in studies and the formulation proposed for commercialization. The FDA had also requested this same information during their review of our pre-Emergency Use Authorization application. Because we cannot now provide that information within the time-frame required by the EMA, we must withdraw our MAA. Once we have compiled the biocomparability data, we can better determine next steps.”
Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "While we are disappointed with the delay in receiving the results of the biocomparability study, we can continue our prosecution of the pre-EUA with the FDA once those results are available. We will also consider the most appropriate timing for resubmission of the MAA in the European Union.”
About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company's proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company's most advanced product candidate is entolimod, which is being developed for use as a medical radiation countermeasure for a biodefense indication. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as "potential," "may," "future," "will," "plan," "anticipate," "believe," "continue,""intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company's future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.
Factors that could contribute to such differences include, among others, our need for additional financing to meet our business obligations; the risks inherent in the early stages of drug development and in conducting clinical trials; the company's plans and expectations with respect to future clinical trials and commercial scale-up activities; the company's ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company's ability to comply with its obligations under license agreements; the company's inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company's product candidates, if approved; the company's plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company's product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company's product candidates; the company's history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries; the performance of the company's third-party suppliers and manufacturers, the exercise of control over the company by its majority stockholder; and the success of competing therapies that are or may become available. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the "Risk Factors" and "Forward-Looking Statements" described in the company's periodic filings with the Securities and Exchange Commission.
Contact:
Yakov Kogan, Chief Executive Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 364
E: yakov@cbiolabs.com